Exhibit 4.2

6.50% SERIES A MANDATORY CONVERTIBLE PREFERRED STOCK OF

META PLATFORMS, INC.

DEPOSIT AGREEMENT

among

META PLATFORMS, INC.,

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, N.A.,

acting jointly as Depositary

and

THE HOLDERS FROM TIME TO TIME OF

THE DEPOSITARY RECEIPTS DESCRIBED HEREIN

Dated as of October 29, 2026

ii

EXHIBIT

Exhibit A	Form of Receipt	A-1

iii

THIS DEPOSIT AGREEMENT dated as of October 29, 2026 among (i) META PLATFORMS, INC., a Delaware corporation (the “Corporation”), (ii) COMPUTERSHARE INC., a Delaware corporation (“Computershare”), and its affiliate, COMPUTERSHARE TRUST COMPANY, N.A., a federally chartered trust company (the “Trust Company” and, together with Computershare, jointly the “Depositary”) and (iii) the Record Holders from time to time of the Receipts described in this Agreement.

RECITALS

WHEREAS, the parties desire to provide, as set forth in this Agreement, for the deposit of shares of the Corporation’s 6.50% Series A Mandatory Convertible Preferred Stock, par value $0.000006 per share, from time to time with the Depositary for the purposes set forth in this Agreement and for the issuance hereunder of Receipts (as defined herein) evidencing Series A Depositary Shares (as defined herein) in respect of the Series A Mandatory Convertible Preferred Stock (as defined herein) so deposited; and

WHEREAS, the Receipts are to be substantially in the form of Exhibit A annexed hereto, with appropriate insertions, modifications and omissions, as hereinafter provided in this Agreement;

NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

ARTICLE 1

DEFINED TERMS

Section 1.01. Definitions. The following definitions shall for all purposes, unless otherwise indicated, apply to the respective terms (in the singular and plural forms of such terms) used in this Agreement:

“Accumulated Dividend Amount” shall have the meaning set forth in the Certificates of Designations.

“Agreement” shall mean this agreement as originally executed or, if amended or supplemented as provided herein, as so amended or supplemented.

“Average VWAP” shall have the meaning set forth in the Certificates of Designations.

“Board of Directors” shall mean the board of directors of the Corporation or a committee of such board duly authorized to act for it hereunder.

“Capital Stock” shall mean, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.

“Certificates of Designations” shall mean, collectively, (i) the Certificate of Designations with effectiveness immediately upon the filing thereof with the Secretary of State of the State of Delaware on or about October 28, 2026, to be superseded upon the effectiveness of the Restated Charter by (ii) the Restated Charter Certificate of Designations, in each case, establishing the Series A Mandatory Convertible Preferred Stock as a series of preferred stock of the Corporation.

“Certificate of Incorporation” shall mean the Corporation’s Amended and Restated Certificate of Incorporation, as amended from time to time (including, for the avoidance of doubt, by filing of the Certificates of Designations).

“Class A Common Stock” shall mean the Class A common stock, par value $0.000006 per share, of the Corporation, subject to Section 13(e) of the Certificates of Designations.

“Class C Common Stock” shall mean the Class C common stock, par value $0.000006 per share, of the Corporation, subject to Section 13(e) of the Certificates of Designations.

“close of business” shall have the meaning set forth in the Certificates of Designations.

“Closing Sale Price” of any security on any date shall mean the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) of such security on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which such security is traded. If such security is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Closing Sale Price” shall be the last quoted bid price for such security in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If such security is not so quoted, the “Closing Sale Price” shall be the average of the mid-point of the last bid and ask prices for such security on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Corporation for this purpose.

“Computershare” shall have the meaning set forth in the Preamble of this Agreement.

“Conversion Date” shall have the meaning set forth in the Certificates of Designations.

“Conversion Number” shall have the meaning set forth in Section 2.11.

“Corporation” shall have the meaning set forth in the Preamble of this Agreement and shall include its successors and assigns.

“Depositary” shall have the meaning set forth in the Preamble of this Agreement and, subject to the provisions of Section 5.04, shall include its successors and assigns.

“Depositary’s Agent” shall mean an agent appointed by the Depositary pursuant to Section 5.01.

“Depositary’s Office” shall mean the office of the Depositary at which, at any particular time, its depositary receipt business shall be administered, which is currently in Canton, Massachusetts.

“Dividend Payment Date” shall have the meaning set forth in the Certificates of Designations.

“DTC” shall have the meaning set forth in Section 2.03.

“DTC Receipt” shall have the meaning set forth in Section 2.03.

“Early Conversion Additional Conversion Amount” shall have the meaning set forth in the Certificates of Designations.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Property” shall have the meaning set forth in the Certificates of Designations.

“Fundamental Change Dividend Make-whole Amount” shall have the meaning set forth in the Certificates of Designations.

“Funds” shall have the meaning set forth in Section 2.13.

“Moody’s” shall have the meaning set forth in Section 2.13.

“Nasdaq” shall have the meaning set forth in Section 2.03.

“Person” shall mean an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or a political subdivision thereof.

“Physical Receipt” shall mean a definitive Receipt in physical form.

“Receipt” shall mean one of the depositary receipts issued hereunder, substantially in the form set forth as Exhibit A hereto, whether in the form of DTC Receipts or Physical Receipts.

“Record Holder” as applied to a Receipt shall mean the Person in whose name that Receipt is registered on the books of the Depositary maintained for such purpose.

“Registrar” shall mean Computershare Trust Company, N.A. or such other successor bank or trust company that shall be appointed by the Corporation (or, in accordance with Section 5.01, the Depositary) to register ownership and transfers of Receipts as herein provided, and, if a successor Registrar shall be so appointed, references herein to “the books” of or maintained by the Depositary shall be deemed, as applicable, to refer as well to the register maintained by such successor Registrar for such purpose.

“Remaining Fractional Share” shall have the meaning set forth in Section 4.02.

“Remaining Fractional Share Amount” shall have the meaning set forth in Section 4.02.

“Restated Charter” shall have the meaning set forth in the Certificates of Designations.

“S&P” shall have the meaning set forth in Section 2.13.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Depositary Shares” shall mean the depositary shares, each representing a 1/20th fractional interest in a share of the Series A Mandatory Convertible Preferred Stock and evidenced by a Receipt.

“Series A Mandatory Convertible Preferred Stock” shall mean the shares of a series of the Corporation’s Preferred Stock designated as its 6.50% Series A Mandatory Convertible Preferred Stock, par value $0.000006 per share, having the rights, preferences, privileges and voting powers, including conversion, dividend, liquidation and voting rights, as set forth in the Certificates of Designations.

“Signature Guarantee” shall have the meaning set forth in Section 2.03.

“Subsidiary” shall mean, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

“Trading Day” shall have the meaning set forth in the Certificates of Designations.

“Transfer Agent” shall mean Computershare Trust Company, N.A. or any bank or trust company appointed to transfer the Receipts and the Series A Mandatory Convertible Preferred Stock, as herein provided.

“Trust Company” shall have the meaning set forth in the Preamble of this Agreement.

“Underwriters” shall mean the several purchasers listed in Schedule I to the Underwriting Agreement.

“Underwriting Agreement” shall mean the underwriting agreement relating to the Series A Depositary Shares, dated October 26, 2026, among the Corporation and Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC as representatives of the several Underwriters.

“Unit of Exchange Property” shall have the meaning set forth in the Certificates of Designations.

Capitalized terms used and not defined in this Agreement shall have the respective meanings assigned to such terms in the Certificate of Incorporation.

ARTICLE 2

ISSUE, DESCRIPTION, EXECUTION, DEPOSIT, REGISTRATION AND EXCHANGE OF RECEIPTS

Section 2.01. Appointment of Depositary. The Corporation hereby appoints the Depositary, and the Depositary hereby accepts such appointment, as depositary for the Series A Mandatory Convertible Preferred Stock, on the express terms and conditions set forth in this Agreement (and no implied terms or conditions).

Section 2.02. Rights, Preferences, Privileges and Voting Powers. Subject to the terms of this Agreement, each Record Holder of a Receipt is entitled, proportionately, to all the rights, preferences, privileges and voting powers of the Series A Mandatory Convertible Preferred Stock represented by the Series A Depositary Shares evidenced by such Receipt (including the conversion, dividend, voting, and liquidation rights contained in the Certificate of Incorporation) and the same proportionate interest in any and all other property received by the Depositary in respect of such Series A Mandatory Convertible Preferred Stock and held under this Agreement.

Section 2.03. Book-Entry System; Form and Transfer of Receipts. The Corporation and the Depositary shall make application to The Depository Trust Company (“DTC”) for acceptance of all of the Receipts for its book-entry settlement system. The Corporation hereby appoints the Depositary acting through any authorized officer thereof as its attorney-in-fact, with full power to delegate, for purposes of executing any agreements, certifications or other instruments or documents necessary or desirable in order to effect the acceptance of such Receipts for DTC eligibility. So long as the Receipts are eligible for book-entry settlement with DTC, unless otherwise required by law, all Series A Depositary Shares with book-entry settlement through DTC shall be represented by a receipt or receipts (the “DTC Receipt”), which shall be deposited with DTC (or its designee) evidencing all such Series A Depositary Shares and registered in the name of the nominee of DTC (initially Cede & Co.). The Depositary or such other entity as is agreed to by DTC may hold the DTC Receipt as custodian for DTC. Ownership of beneficial interests in the DTC Receipt shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (a) DTC or its nominee for such DTC Receipt or (b) institutions that have accounts with DTC. The DTC Receipt shall bear such legend or legends as may be required by DTC in order for it to accept the Series A Depositary Shares for its book-entry settlement system. The aggregate number of Series A Depositary Shares evidenced by Receipts that may be executed and delivered under this Agreement is initially limited to 250,000,000 (as increased by an amount equal to the aggregate number of any additional Series A Depositary Shares purchased by the Underwriters pursuant to the exercise of their over-allotment option as set forth in the Underwriting Agreement), except for Receipts executed and delivered in respect of Series A Depositary Shares upon registration of transfer of, or in exchange for, or in lieu of other Receipts pursuant to this Section 2.03, Section 2.06, Section 2.07, Section 2.09, Section 2.11 or Section 4.06.

The DTC Receipt shall be exchangeable for Physical Receipts only if (i) DTC notifies the Corporation that it is unwilling or unable to continue as a clearing system in connection with the Receipts or (ii) DTC ceases to be a clearing agency registered under the Exchange Act and, in each case, a successor clearing system is not appointed by the Corporation within 90 days of the Corporation receiving such notice or becoming aware that DTC is no longer so registered, as applicable. The Corporation shall provide written notice to the Depositary upon receipt of notice of the occurrence of any event described in clause (i) or clause (ii) of the preceding sentence. Until such written notice is received by the Depositary, the Depositary may presume conclusively for all purposes that the events described in clause (i) and clause (ii) of the first sentence of this paragraph have not occurred. If the beneficial owners of interests in Series A Depositary Shares are entitled to exchange such interests for Physical Receipts as the result of an event described in clause (i) or clause (ii) of the first sentence of this paragraph, then without unnecessary delay, the Depositary is hereby directed and shall provide written instructions to DTC to deliver the DTC Receipt to the Depositary for cancellation, and, without unnecessary delay, the Corporation shall instruct the Depositary in writing to deliver to the beneficial owners of the Series A Depositary Shares previously evidenced by the DTC Receipt Physical Receipts evidencing such Series A Depositary Shares.

Physical Receipts issued in exchange for all or a part of the DTC Receipt pursuant to this Section 2.03 shall be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Depositary. Upon execution and authentication, the Depositary shall deliver such Physical Receipts to the Persons or entities in whose names such Physical Receipts are so registered.

At such time as all interests in a DTC Receipt have been converted, canceled, surrendered or transferred, such DTC Receipt shall be, upon receipt thereof, canceled by the Depositary in accordance with standing procedures and existing instructions between DTC and DTC’s custodian. At any time prior to such cancellation, if any interest in a DTC Receipt is exchanged for Physical Receipts, converted, canceled, surrendered or transferred to a transferee who receives Physical Receipts therefor or any Physical Receipt is exchanged or transferred for part of such DTC Receipt, the number of Series A Depositary Shares evidenced by such DTC Receipt shall, in accordance with the standing procedures and instructions existing between DTC and DTC’s custodian, be appropriately reduced or increased, as the case may be, and an endorsement shall be made on such DTC Receipt, by the Depositary or DTC’s custodian, at the direction of the Depositary, to reflect such reduction or increase.

Beneficial owners of Series A Depositary Shares through DTC shall not receive or be entitled to receive Physical Receipts or be entitled to have Series A Depositary Shares registered in their name, except as described in the third immediately preceding paragraph, in which case the provisions set forth in such paragraph and the second immediately succeeding paragraph regarding the issuance of Physical Receipts shall apply.

Receipts shall be in denominations of any number of whole Series A Depositary Shares. The Corporation shall deliver to the Depositary from time to time such quantities of Receipts as the Depositary may request to enable the Depositary to perform its obligations under this Agreement.

The DTC Receipt and Physical Receipts, if any, shall be substantially in the form set forth in Exhibit A annexed to this Agreement and incorporated herein by reference, with appropriate insertions, modifications and omissions, as hereinafter provided (but which do not affect the rights, duties, obligations or immunities of the Depositary as set forth in this Agreement without the Depositary’s consent) and shall be engraved or otherwise prepared so as to comply with the applicable rules of The Nasdaq Global Select Market (“Nasdaq”) or any other securities exchange on which the Series A Depositary Shares are then listed, if applicable. In the event the DTC Receipt becomes exchangeable for Physical Receipts as provided in this Section 2.03, the Depositary, pending preparation of Physical Receipts and upon the written order of the Corporation, delivered in compliance with Section 2.04, shall execute and deliver temporary Receipts, which may be printed, lithographed or otherwise substantially of the tenor of the Physical Receipts in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the Persons executing such Receipts may determine, as evidenced by their execution of such Receipts. If temporary Receipts are issued, the Corporation and the Depositary will cause Physical Receipts to be prepared without unreasonable delay. After the preparation of Physical Receipts, the temporary Receipts shall be exchangeable by the Record Holder for Physical Receipts upon surrender of the temporary Receipts at the Depositary’s Office or such other place or places as the Depositary shall determine pursuant to the second paragraph of Section 2.04, without charge to the Record Holder. Upon surrender for cancellation of any one or more temporary Receipts, the Depositary is hereby authorized and instructed to, and shall, execute and deliver in exchange therefor Physical Receipts representing the same number of Series A Depositary Shares as represented by the surrendered temporary Receipt or Receipts, provided that the Depositary has been provided with all necessary information that it may request in order to execute and deliver such Physical Receipt or Receipts. Such exchange shall be made at the Corporation’s expense and without any charge therefor to the Record Holder or the Depositary. Until so exchanged, the temporary Receipts shall in all respects be entitled to the same benefits under this Agreement as Physical Receipts.

Receipts shall be executed by the Depositary by the manual, electronic or facsimile signature of a duly authorized officer thereof; provided that if a Registrar for the Receipts (other than the Depositary) shall have been appointed then such Receipts shall be countersigned by manual, electronic or facsimile signature of a duly authorized officer of the Registrar. No Receipt shall be entitled to any benefits under this Agreement or be valid or obligatory for any purpose unless it shall have been executed as provided in the preceding sentence. The Depositary shall record on its books each Receipt so signed and delivered as hereinafter provided. Receipts bearing the manual, electronic or facsimile signature of a duly authorized signatory of the Depositary who was at any time a proper signatory of the Depositary shall bind the Depositary, notwithstanding that such signatory ceased to hold such office prior to the execution and delivery of such Receipts by the Registrar or did not hold such office on the date of issuance of such Receipts.

Receipts may be endorsed with, or have incorporated in the text thereof, such legends or recitals or changes not inconsistent with the provisions of this Agreement (but which do not affect the rights, duties, obligations or immunities of the Depositary), all as may be reasonably required by the Depositary and approved by the Corporation or which the Corporation has determined are required to comply with any applicable law or any regulation thereunder or with the rules and regulations of Nasdaq or any other securities exchange upon which the Series A Mandatory Convertible Preferred Stock, the Series A Depositary Shares or the Receipts may be listed or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Receipts are subject.

Title to Series A Depositary Shares evidenced by a Receipt that is properly endorsed, or accompanied by a properly executed instrument of transfer accompanied by a guarantee of the signature thereon by a guarantor institution that is a participant in a signature guarantee program approved by the Securities Transfer Association at a guarantee level acceptable to the Transfer Agent (a “Signature Guarantee”) or endorsement, shall be transferable by delivery with the same effect as in the case of a negotiable instrument; provided, however, that until transfer of any particular Receipt shall be registered on the books of the Depositary as provided in Section 2.06, the Depositary may, notwithstanding any notice to the contrary, treat the Record Holder thereof at such time as the absolute owner thereof (x) for the purpose of determining the Person (i) entitled to distributions of dividends or other distributions of securities, cash or other property or payments with respect to the Series A Mandatory Convertible Preferred Stock, (ii) entitled to exercise any voting or conversion rights with respect to the Series A Mandatory Convertible Preferred Stock and (iii) entitled to receive any notice provided for in this Agreement and (y) for all other purposes.

Section 2.04. Deposit of Series A Mandatory Convertible Preferred Stock; Execution and Delivery of Receipts. Subject to the terms and conditions of this Agreement, the Corporation may from time to time deposit shares of Series A Mandatory Convertible Preferred Stock under this Agreement by delivery to the Depositary of a certificate or certificates for such shares of Series A Mandatory Convertible Preferred Stock to be deposited, properly endorsed or accompanied, if required by the Depositary, by a duly executed instrument of transfer or endorsement, in form satisfactory to the Depositary, together with:

(a) all such certifications as may be required by the Depositary in accordance with the provisions of this Agreement, including the resolutions of the Board of Directors, as certified by the Secretary or any Assistant Secretary of the Corporation on the date thereof as being complete, accurate and in effect, relating to the issuance and sale of the Series A Mandatory Convertible Preferred Stock;

(b) a letter of counsel to the Corporation, or a provision in such counsel’s opinions, authorizing reliance by the Depositary on such counsel’s opinions delivered to the Underwriters pursuant to the terms of the Underwriting Agreement as to (i) the existence and good standing of the Corporation, (ii) the due authorization of the Series A Depositary Shares and the status of the Series A Depositary Shares as validly issued, fully paid and non-assessable and (iii) the effectiveness of any registration statement under the Securities Act relating to the offering and sale of the Series A Mandatory Convertible Preferred Stock and the offering and sale of the Series A Depositary Shares; and

(c) a written order of the Corporation, directing the Depositary to execute and deliver to the Person or Persons stated in such order a Receipt or Receipts for the number of Series A Depositary Shares representing such deposited Series A Mandatory Convertible Preferred Stock.

Deposited Series A Mandatory Convertible Preferred Stock shall be held by the Depositary at the Depositary’s Office or at such other place or places as the Depositary shall determine.

Upon receipt by the Depositary of a certificate or certificates for Series A Mandatory Convertible Preferred Stock deposited in accordance with the provisions of this Section 2.04, together with the other documents required as above specified, and upon recordation of the Series A Mandatory Convertible Preferred Stock on the books of the Corporation (or its duly appointed transfer agent) in the name of the Depositary or its nominee, the Depositary, subject to the terms and conditions of this Agreement, shall execute and deliver to, or upon the order of, the Person or Persons named in the written order delivered to the Depositary referred to in the first paragraph of this Section 2.04, a Receipt or Receipts evidencing in the aggregate the number of Series A Depositary Shares representing the Series A Mandatory Convertible Preferred Stock so deposited and registered in such name or names as may be requested by such Person or Persons. The Depositary shall execute and deliver such Receipt or Receipts at the Depositary’s Office or, at the request of such Person or Persons, such other offices, if any, as the Depositary may designate. Delivery at other offices shall be at the risk and expense of the Person or Persons requesting such delivery.

Section 2.05. No Redemption of Series A Mandatory Convertible Preferred Stock. The Series A Mandatory Convertible Preferred Stock shall not be subject to redemption by the Corporation.

Section 2.06. Registration of Transfer of Receipts. Subject to the express terms and conditions of this Agreement, the Depositary shall register on its books from time to time transfers of Receipts upon any surrender thereof by a Record Holder in person or by its duly authorized attorney, properly endorsed or accompanied by a properly executed instrument of transfer, including a Signature Guarantee and any other reasonable evidence of authority that may be required by the Transfer Agent, together with (if applicable) evidence of the payment of any taxes or charges as may be required by law. Thereupon, the Depositary shall, without unreasonable delay, execute a new Receipt or Receipts evidencing the same aggregate number of Series A Depositary Shares as those evidenced by the Receipt or Receipts surrendered and deliver such new Receipt or Receipts to or upon the order of the Person entitled thereto.

Section 2.07. Split-ups and Combinations of Receipts; Surrender of Receipts and Withdrawal of Series A Mandatory Convertible Preferred Stock. Upon surrender of a Receipt or Receipts at the Depositary’s Office or at such other offices as it may designate for the purpose of effecting a split-up, adjustment or combination of such Receipt or Receipts, and the receipt by the Depositary of all other necessary information and documents, and subject to the terms and conditions of this Agreement, the Depositary shall execute a new Receipt or Receipts in the authorized denomination or denominations requested, evidencing the aggregate number of Series A Depositary Shares evidenced by the Receipt or Receipts surrendered, and shall deliver such new Receipt or Receipts to or upon the order of the Record Holder of the Receipt or Receipts so surrendered.

Any Record Holder of a Receipt or Receipts may withdraw the number of whole shares of Series A Mandatory Convertible Preferred Stock and all money and/or other property represented thereby by (x) in the case of Physical Receipt(s), surrendering such Receipt(s), or Series A Depositary Shares represented by the Receipts, at the Depositary’s Office or at such other offices as the Depositary may designate for such withdrawals and (y) in the case of a DTC Receipt, by complying with the appropriate DTC procedures for such withdrawal. Thereafter, without unreasonable delay (provided that the Depositary has been provided with all necessary documentation), the Depositary shall deliver to such Record Holder, or to the Person or Persons designated by such Record Holder as hereinafter provided, the number of whole shares of Series A Mandatory Convertible Preferred Stock and all money and/or other property represented by such Receipt(s), or Series A Depositary Shares represented by such Receipt(s), representing the Series A Mandatory Convertible Preferred Stock subject to withdrawal, but Record Holders of such whole shares of Series A Mandatory Convertible Preferred Stock shall not thereafter be entitled to deposit such Series A Mandatory Convertible Preferred Stock hereunder or to receive a Receipt evidencing Series A Depositary Shares therefor. If a Physical Receipt delivered by the Record Holder to the Depositary in connection with such withdrawal shall evidence a number of Series A Depositary Shares in excess of the number of Series A Depositary Shares representing the number of whole shares of Series A Mandatory Convertible Preferred Stock to be withdrawn, the Depositary shall at the same time, in addition to such number of whole shares of Series A Mandatory Convertible Preferred Stock and such money and/or other property to be so withdrawn, deliver to such Record Holder, or subject to Section 2.06 upon its order, a new Physical Receipt evidencing such excess number of Series A Depositary Shares; provided, however, that such Physical Receipt shall only represent a whole number of Series A Depositary Shares and the Depositary shall not issue any Physical Receipt evidencing a fractional Series A Depositary Share.

Delivery of the Series A Mandatory Convertible Preferred Stock and money and/or other property being withdrawn may be made by the delivery of such certificates, documents of title and other instruments as the Depositary may deem appropriate, which, if required by the Depositary, shall be properly endorsed or accompanied by proper instruments of transfer including, but not limited to, a Signature Guarantee.

If the Series A Mandatory Convertible Preferred Stock and the money and/or other property being withdrawn are to be delivered to a Person or Persons other than the Record Holder of the related Receipt or Receipts being surrendered for withdrawal of such Series A Mandatory Convertible Preferred Stock, such Record Holder shall execute and deliver to the Depositary a written order so directing the Depositary, and the Depositary may require that the Physical Receipt(s) surrendered by such Record Holder for withdrawal of such shares of Series A Mandatory Convertible Preferred Stock be properly endorsed in blank or accompanied by a properly executed instrument of transfer in blank.

Delivery of the Series A Mandatory Convertible Preferred Stock and the money and/or other property represented by Receipts surrendered for withdrawal shall be made by the Depositary at the Depositary’s Office or at the office or offices of the Depositary designated for such purpose from time to time in writing to the Corporation and all Record Holders, except that, at the request, risk and expense of the Record Holder surrendering such Receipt or Receipts and for the account of the Record Holder thereof, such delivery may be made at such other place as may be designated by such Record Holder.

A Record Holder who withdraws shares of Series A Mandatory Convertible Preferred Stock and any such money and/or other property shall not be required to pay any taxes or duties relating to the issuance or delivery of such shares of Series A Mandatory Convertible Preferred Stock and any such money and/or other property, except that such Record Holder shall be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of such shares of Series A Mandatory Convertible Preferred Stock and any such money and/or other property in a name other than the name of such Record Holder.

Section 2.08. Limitations on Execution and Delivery, Transfer, Surrender and Exchange of Receipts. As a condition precedent to the execution and delivery, registration of transfer, split-up, adjustment, combination, surrender or exchange of any Receipt, any of the Depositary, any Depositary’s Agent and the Corporation may require (a) payment to it of a sum sufficient for the payment (or, in the event that the Depositary or the Corporation shall have made such payment, the reimbursement to it) of any charges, taxes or expenses payable by the Record Holder of a Receipt pursuant to Sections 3.02 and 5.07 (including any such tax or charge with respect to the shares of Series A Mandatory Convertible Preferred Stock being deposited or withdrawn), (b) the production of evidence satisfactory to it as to the identity and genuineness of any signature, including a Signature Guarantee, or any other reasonable evidence of authority that may be required by the Depositary, or (c) compliance with such regulations, if any, as the Depositary or the Corporation may establish consistent with the provisions of this Agreement and applicable law.

The deposit of the Series A Mandatory Convertible Preferred Stock may be refused, the delivery of Receipts against Series A Mandatory Convertible Preferred Stock may be suspended, the registration of transfer of Receipts may be refused and the registration of transfer, surrender or exchange of outstanding Receipts may be suspended (i) during any period when the register of stockholders of the Corporation is closed or (ii) if any such action is deemed reasonably necessary or advisable by any of the Depositary, any of the Depositary’s Agents and the Corporation at any time or from time to time because of any requirement of law or of any government or governmental body or commission or under any provision of this Agreement.

Section 2.09. Lost Receipts, etc. In case any Receipt shall be mutilated, destroyed, lost or stolen, and absent notice to the Depositary that such Receipt has been acquired by a bona fide purchaser, the Depositary shall execute and deliver a Receipt of like form and tenor in exchange and substitution for such mutilated Receipt upon cancellation thereof, or in lieu of and in substitution for such destroyed, lost or stolen Receipt, upon (a) the filing by the Record Holder thereof with the Depositary of evidence satisfactory to the Depositary of such destruction or loss or theft of such Receipt, of the authenticity thereof and of his or her ownership thereof; (b) the Record Holder thereof furnishing the Depositary with indemnification reasonably satisfactory to the Depositary and the provision of an open penalty surety bond reasonably satisfactory to the Depositary and holding it and the Corporation harmless; and (c) the payment of any reasonable expense (including reasonable fees, charges and expenses of the Depositary) in connection with such execution and delivery.

Section 2.10. Cancellation and Destruction of Surrendered Receipts. All Receipts surrendered to the Depositary or any Depositary’s Agent, including Receipts surrendered in connection with any conversion of the Series A Mandatory Convertible Preferred Stock into Class A Common Stock or Class C Common Stock, as the case may be, in accordance with the Certificate of Incorporation, shall be cancelled by the Depositary. Except as prohibited by applicable law or regulation, the Depositary is authorized and directed to destroy all Receipts so cancelled.

Section 2.11. Conversion at the Option of Holders. Subject to the terms and conditions of this Agreement, the Record Holder of any Receipt may, at any time that Series A Mandatory Convertible Preferred Stock may be converted pursuant to Section 8 or 9 of the Certificates of Designations, by (x) in the case of a Physical Receipt, surrendering such Physical Receipt at the Depositary’s Office or such other office as the Depositary may from time to time designate for such purpose together with a notice of conversion properly completed and duly executed and a proper assignment of such Receipt to the Corporation or the Transfer Agent or in blank to the Depositary or any of the Depositary’s Agents, and (y) in the case of a DTC Receipt, complying with the procedures of DTC in effect at that time, in each case, thereby instructing the Depositary to cause the conversion of a specified number (the “Conversion Number”) of whole shares of Series A Mandatory Convertible Preferred Stock represented by the Series A Depositary Shares evidenced by such Receipt in accordance with the Certificate of Incorporation, and specifying the name in which such Record Holder desires the Class A Common Stock or Class C Common Stock, as the case may be, issuable upon conversion (including in respect of any Early

Conversion Additional Conversion Amount, any Fundamental Change Dividend Make-whole Amount and any Accumulated Dividend Amount, in each case, in accordance with the Certificate of Incorporation) to be registered and specifying payment instructions. Series A Depositary Shares may be converted at the option of the Record Holder of any Receipt only in lots of 20 Series A Depositary Shares or integral multiples thereof. The Depositary shall be deemed to have no knowledge of the Conversion Number unless and until it shall have actually received written notice thereof from the Corporation, and shall have no duty or obligation to investigate or inquire as to whether any Conversion Number contained in any such written notice is accurate, or whether it complies with the Certificate of Incorporation. If specified by the Record Holder in such notice of conversion that Class A Common Stock or Class C Common Stock, as the case may be, issuable upon conversion of the Series A Depositary Shares shall be issued to a Person other than the Record Holder surrendering the Receipt for the Series A Depositary Shares being converted, then the Record Holder shall pay or cause to be paid any transfer or similar taxes payable in connection with the Class A Common Stock or Class C Common Stock, as the case may be, or other securities so issued that are not payable by the Corporation pursuant to the Certificate of Incorporation or Section 3.02. In addition, the Record Holder shall provide any other transfer forms, tax forms or other relevant documentation required and specified by the Transfer Agent for the Series A Mandatory Convertible Preferred Stock, if necessary, to effect the conversion.

Upon fulfillment of the requirements in the foregoing paragraph, the Depositary is hereby authorized and instructed to, and shall, as promptly as practicable, (a) give written notice to the Transfer Agent of (i) the Conversion Number (as specified in writing by the Corporation), (ii) the number of shares of Class A Common Stock or Class C Common Stock, as the case may be, to be delivered upon conversion of such Conversion Number of shares of Series A Mandatory Convertible Preferred Stock (including in respect of any Early Conversion Additional Conversion Amount, any Fundamental Change Dividend Make-whole Amount and any Accumulated Dividend Amount, in each case, in accordance with the Certificate of Incorporation) (as specified in writing by the Corporation), (iii) the amount of immediately available funds (as specified in writing by the Corporation), if any, to be delivered to the Record Holder of such Receipts in payment of any fractional shares of Class A Common Stock or Class C Common Stock, as the case may be, otherwise issuable upon conversion of such Conversion Number of shares of Series A Mandatory Convertible Preferred Stock and (iv) the amount of cash (as specified in writing by the Corporation), if any, to be delivered to the Record Holder of such Receipts in respect of any Fundamental Change Dividend Make-whole Amount and any Accumulated Dividend Amount, in each case, payable by the Corporation upon conversion of such Conversion Number of shares of Series A Mandatory Convertible Preferred Stock pursuant to the Certificate of Incorporation, (b) cancel such Receipt or, if a Registrar for Receipts (other than the Depositary) shall have been appointed, cause such Registrar to cancel such Receipt, and (c) surrender to the Transfer Agent or any other authorized agent of the Corporation for conversion, in accordance with the Certificate of Incorporation (as specified in writing by the Corporation), certificates for the Series A Mandatory Convertible Preferred Stock represented by Series A Depositary Shares as evidenced by such Receipt, together with delivery to the Corporation or the appropriate agent of the Corporation (pursuant to written instructions from the

Corporation) any other information or payment required by the Certificate of Incorporation (as specified in writing by the Corporation) for such conversion, and such certificates shall thereupon be canceled by the Transfer Agent or other authorized agent. The Depositary shall have no duty or obligation to investigate or inquire as to whether the Corporation provided it with the correct number of shares of Class A Common Stock or Class C Common Stock, as the case may be, to be delivered upon any conversion of the Series A Mandatory Convertible Preferred Stock (including in respect of any Early Conversion Additional Conversion Amount, any Fundamental Change Dividend Make-whole Amount and any Accumulated Dividend Amount), or the correct amount of cash to be delivered in payment of any fractional shares of Class A Common Stock or Class C Common Stock, as the case may be, otherwise issuable or in respect of any cash payable by the Corporation upon any conversion of the Series A Mandatory Convertible Preferred Stock (including in respect of any Fundamental Change Dividend Make-whole Amount and any Accumulated Dividend Amount), and the Depositary may rely conclusively on any such information provided by the Corporation.

As promptly as practicable after the Transfer Agent or other authorized agent of the Corporation has received such certificates from the Depositary, (a) the Corporation shall cause to be furnished to the Depositary (i) a certificate or certificates evidencing such number of shares of Class A Common Stock or Class C Common Stock, as the case may be, to be delivered upon conversion of the Conversion Number of shares of Series A Mandatory Convertible Preferred Stock (including in respect of any Early Conversion Additional Conversion Amount, any Fundamental Change Dividend Make-whole Amount and any Accumulated Dividend Amount, in each case, in accordance with the Certificate of Incorporation), (ii) such amount of immediately available funds, if any, to be delivered in respect of any Fundamental Change Dividend Make-whole Amount and any Accumulated Dividend Amount, in each case, payable by the Corporation upon conversion of such shares of Series A Mandatory Convertible Preferred Stock pursuant to the Certificate of Incorporation, and (iii) such amount of immediately available funds, if any, to be delivered in lieu of receiving fractional shares of Class A Common Stock or Class C Common Stock, as the case may be, as specified in a written notice from the Corporation and (b) the Depositary is hereby authorized and instructed to, and shall, deliver at the Depositary’s Office, (i) a certificate or certificates evidencing the number of shares of Class A Common Stock or Class C Common Stock, as the case may be (including in respect of any Early Conversion Additional Conversion Amount, any Fundamental Change Dividend Make-whole Amount and any Accumulated Dividend Amount, in each case, in accordance with the Certificate of Incorporation) into which the Series A Mandatory Convertible Preferred Stock represented by Series A Depositary Shares as evidenced by such Receipt has been converted, (ii) the amount of cash payable by the Corporation upon such conversion of such Series A Mandatory Convertible Preferred Stock in respect of any Fundamental Change Dividend Make-whole Amount and any Accumulated Dividend Amount, in each case, pursuant to the Certificate of Incorporation and (iii) the amount of cash payable by the Corporation upon such conversion of such Series A Mandatory Convertible Preferred Stock in lieu of delivering fractional shares of Class A Common Stock or Class C Common Stock, as the case may be, in each case, as specified in writing by the Corporation and that has been provided by the Corporation.

In the event that a Record Holder of a surrendered Receipt elects to convert fewer than all Series A Depositary Shares evidenced by such Receipt under this Section 2.11, upon such conversion, the Depositary shall, if requested in writing and provided with all necessary information and documents, authenticate, countersign and deliver to such Record Holder thereof, at the expense of the Corporation, a new Receipt evidencing the Series A Depositary Shares as to which such conversion was not effected.

Delivery of Class A Common Stock or Class C Common Stock, as the case may be, following a conversion pursuant to this Section 2.11 may be made by the delivery of such certificates, documents of title and other instruments as the Depositary may deem appropriate, which, if required by the Depositary, shall be properly endorsed or accompanied by proper instruments of transfer. If such delivery is to be made otherwise than at the Depositary’s Office or at the office or offices of the Depositary designated for such purpose from time to time in writing to the Corporation and all Record Holders, such delivery shall be made, as hereinafter provided, without unreasonable delay, at the risk of any Record Holder surrendering Receipts, and for the account of such Record Holder, to such place designated in writing by such Record Holder and agreed by the Depositary.

For purposes of this Section 2.11 and Section 4.02, if the Class A Common Stock or Class C Common Stock, as the case may be, that underlies the Series A Depositary Shares has been replaced by Exchange Property as a result of any transaction as described in Section 13(e) of the Certificates of Designations, references herein to “Class A Common Stock or Class C Common Stock, as the case may be” will be deemed to be references to a Unit of Exchange Property that a holder of one share of Class A Common Stock or one share of Class C Common Stock, as the case may be, that underlies the Series A Depositary Shares would have been entitled to receive in such transaction as determined pursuant to Section 13(e) of the Certificates of Designations.

Section 2.12. No Pre-Release. The Depositary shall not deliver any deposited Series A Mandatory Convertible Preferred Stock represented by Series A Depositary Shares evidenced by Receipts prior to the receipt and cancellation of such Receipts or other similar method used with respect to Receipts held by DTC. The Depositary shall not issue any Receipts prior to the receipt by the Depositary of the Series A Mandatory Convertible Preferred Stock corresponding to Series A Depositary Shares evidenced by such Receipts. At no time will any Receipts be outstanding if such Receipts do not evidence Series A Depositary Shares representing Series A Mandatory Convertible Preferred Stock deposited with the Depositary, subject to the rights of holders to receive distributions upon conversion of the deposited Series A Mandatory Convertible Preferred Stock pursuant to Section 4.01 or Section 4.02.

Section 2.13. Receipt of Funds. All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of its services hereunder (the “Funds”) shall be held by Computershare as agent for the Corporation and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Corporation. Until paid pursuant to this Agreement, Computershare may hold or invest the Funds through such accounts in: (i) funds backed by obligations of, or guaranteed by, the United States of America, (ii) debt or commercial paper obligations rated A-1 or P-1 or better by Standard & Poor’s Corporation (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), respectively, (iii) Government and Treasury backed AAA-rated Fixed NAV money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940, as amended; or (iv) short term certificates of deposit, bank repurchase agreements, and bank accounts with commercial banks with Tier 1 capital exceeding $1 billion, or with an investment grade rating by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall not bear responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. For the avoidance of doubt, this Section 2.13 shall not apply to any obligations and liabilities of the Corporation under this Agreement to Record Holders of Receipts. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. Computershare shall not be obligated to pay such interest, dividends or earnings to the Corporation, any Record Holder or any other party.

ARTICLE 3

CERTAIN OBLIGATIONS OF RECORD HOLDERS OF RECEIPTS AND OF THE CORPORATION

Section 3.01. Filing Proofs; Certificates and Other Information. Any Record Holder of a Receipt may be required from time to time to file proof of residence, or other matters or other information, to execute certificates and to make such representations and warranties as the Depositary or the Corporation may reasonably deem necessary or proper. The Depositary or the Corporation may withhold the delivery, or delay the registration of transfer or exchange, of any Receipt or the withdrawal of the Series A Mandatory Convertible Preferred Stock represented by the Series A Depositary Shares and evidenced by a Receipt or the distribution of any dividend or other distribution or the sale of any rights or of the proceeds thereof until such proof or other information is filed or such certificates are executed or such representations and warranties are made.

Section 3.02. Payment of Taxes or Other Governmental Charges. Record Holders of Receipts shall be obligated to make payments to the Depositary of certain fees, charges and expenses, as provided in Section 5.07. Registration of transfer of any Receipt or any withdrawal of Series A Mandatory Convertible Preferred Stock and all money and/or other property represented by the Series A Depositary Shares evidenced by such Receipt may be refused until any such payment due is made or satisfactory evidence is provided by such Record Holder to the Depositary that such fees, charges and expenses, and any applicable taxes, have been paid, and any dividends, interest payments or other distributions may be withheld or any part of or all the Series A Mandatory Convertible Preferred Stock represented by the Series A Depositary Shares evidenced by such Receipt and not theretofore sold may be sold for the account of the Record Holder thereof (after attempting by reasonable means to notify such Record Holder prior to such sale), and such dividends, interest payments or other distributions or the proceeds of any such sale may be applied to any payment of such taxes, charges or expenses, the Record Holder of such Receipt remaining liable for any deficiency.

Section 3.03. Warranty as to Series A Mandatory Convertible Preferred Stock. The Corporation hereby represents and warrants that the Series A Mandatory Convertible Preferred Stock, when issued, will be duly authorized, validly issued, fully paid and nonassessable. Such representation and warranty shall survive the deposit of the Series A Mandatory Convertible Preferred Stock and the issuance of the related Receipts.

Section 3.04. Warranty as to Receipts. The Corporation hereby represents and warrants that the Receipts, when issued in accordance with this Agreement, will represent legal and valid interests in the Series A Mandatory Convertible Preferred Stock. Such representation and warranty shall survive the deposit of the Series A Mandatory Convertible Preferred Stock and the issuance of the Receipts.

Section 3.05. Listing. The Corporation hereby covenants and agrees that it will apply to list the Series A Depositary Shares on Nasdaq. If the Series A Depositary Shares are listed on Nasdaq, the Corporation covenants and agrees to use its reasonable best efforts to keep the Series A Depositary Shares listed on Nasdaq (or any of its successors).

ARTICLE 4

THE DEPOSITED SECURITIES; NOTICES

Section 4.01. Cash Distributions. Whenever Computershare shall receive any cash dividend or other cash distribution on the Series A Mandatory Convertible Preferred Stock, Computershare shall, subject to Sections 3.01 and 3.02 and, if received, in accordance with written instructions from the Corporation, distribute to Record Holders of Receipts on the record date fixed pursuant to Section 4.04 such amounts of such dividend or distribution as are, as nearly as practicable, in proportion to the respective number of Series A Depositary Shares evidenced by the Receipts held by such Record Holders; provided, however, that in case the Corporation or Computershare shall be required to withhold, and shall withhold, from any cash dividend or other cash distribution in respect of the Series A Mandatory Convertible Preferred Stock an amount on account of taxes, the amount of cash made available for distribution or distributed in respect of Series A Depositary Shares shall be reduced accordingly, and, to the extent such withheld cash is remitted to the appropriate governmental authority in accordance with applicable law, such withheld cash shall be treated for all purposes of this Agreement as having been paid to the Record Holder of Receipts in respect of which the Corporation or Computershare, as the case may be, made such withholding. In the event that the calculation of any such cash dividend or other cash distribution to be paid to any Record Holder on the aggregate number of Series A Depositary Shares held by such Record Holder results in an amount that is a fraction of a cent and that fraction of a cent is equal to or greater than $0.005, the amount Computershare shall distribute to such Record Holder shall be rounded up to the next highest whole cent; otherwise, such fractional amount shall be disregarded by Computershare; provided, however, that the Corporation shall pay the additional amount to Computershare for distribution.

Each Record Holder of a Receipt shall provide the Depositary with its certified tax identification number on a properly completed Form W-8 or W-9, as may be applicable. Each Record Holder of a Receipt acknowledges that, in the event of non-compliance with the preceding sentence, the Internal Revenue Code of 1986, as amended, may require withholding or backup withholding by Computershare of a portion of any of the distributions to be made hereunder.

Section 4.02. Distributions Other than Cash, Rights, Options or Privileges. Whenever the Depositary shall receive any distribution other than cash, rights, options or privileges upon the Series A Mandatory Convertible Preferred Stock, the Depositary shall, at the written direction and instruction of the Corporation, subject to Sections 3.01 and 3.02, distribute to Record Holders of Receipts on the record date fixed pursuant to Section 4.04 such amounts of the securities or property received by it as are, as nearly as practicable, in proportion to the respective numbers of Series A Depositary Shares evidenced by such Receipts held by such Record Holders, in any manner that the Corporation may deem equitable and practicable for accomplishing such distribution, including, without limitation, through book-entry transfer through DTC in the case of DTC Receipts; provided that, in case the Depositary shall be required to withhold from any distribution in respect of the Series A Mandatory Convertible Preferred Stock an amount on account of taxes, the amount of property or securities made available for distribution or distributed in respect of Series A Depositary Shares shall be reduced as necessary to permit any withholding, and such withheld property may be disposed of by the Depositary in such manner as the Corporation reasonably deems necessary and practicable to pay such taxes and, to the extent the relevant amounts are remitted to the appropriate governmental authority in accordance with applicable law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Record Holder of the Receipt in respect of which the Depositary made such withholding at the written direction and instruction of the Corporation. The provisions of the immediately preceding sentence shall apply to any distribution by the Depositary of shares of Class A Common Stock or Class C Common Stock, as the case may be, deliverable to the Record Holders as a result of the conversion of the Series A Mandatory Convertible Preferred Stock into shares of Class A Common Stock or Class C Common Stock, as the case may be, in accordance with the terms of the Certificate of Incorporation (including, without limitation, upon mandatory conversion of such Series A Mandatory Convertible Preferred Stock); provided that, in such case, the distribution of shares of Class A Common Stock or Class C Common Stock, as the case may be, shall be made to Record Holders as of the close of business on the relevant Conversion Date. If, in the opinion of the Corporation, such distribution cannot be made proportionately among such Record Holders, or if for any other reason (including any requirement that the Corporation or the Depositary withhold an amount on account of taxes or governmental charges) the Corporation deems such distribution not to be feasible, then the Corporation may adopt (and will notify the Depositary of its adoption of) such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, in a commercially reasonable manner. The net proceeds of any such sale shall, subject to Sections 3.01 and 3.02, be distributed or made available for distribution, as the case may be, by Computershare to Record Holders of Receipts as provided by Section 4.01 in the case of a distribution received in cash. The Corporation shall not make any distribution of such securities or property to the Depositary, and the Depositary shall not make any distribution of such securities or property to the Record Holders of Receipts, unless the Corporation shall have provided an opinion of counsel stating that such distribution of securities or property has been registered under the Securities Act or does not need to be so registered in connection therewith.

In the event of a distribution of securities, whether upon mandatory conversion of the Series A Mandatory Convertible Preferred Stock into Class A Common Stock or Class C Common Stock, as the case may be, or otherwise, fractional shares of such securities shall not be distributed to the Record Holders. Instead, a Record Holder that otherwise would have been entitled to receive a fraction of a security will receive an amount in cash, rounded to the nearest cent, equal to such Record Holder’s proportionate interest in the net proceeds from the sale in the open market by the Depositary, or an agent of the Depositary or other entity as so instructed in writing by the Corporation, on behalf of all such Record Holders, of the aggregate fractional shares of the securities that would otherwise have been issued, unless (i) the distribution of securities in question is the Corporation’s issuance of the shares of Class A Common Stock or Class C Common Stock, as the case may be, upon conversion of the Series A Mandatory Convertible Preferred Stock, in which case such Record Holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of (x) that same fraction and (y) the Average VWAP per share of Class A Common Stock or Class C Common Stock, as the case may be, over the five consecutive Trading Day period ending on, and including, the second Trading Day immediately preceding the relevant Conversion Date; provided that if more than one share of the Series A Mandatory Convertible Preferred Stock is surrendered for, or subject to, conversion at one time by or for the same Record Holder, the number of shares of Class A Common Stock or Class C Common Stock, as the case may be, issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Mandatory Convertible Preferred Stock so surrendered for, or subject to, conversion or (ii) the distribution of securities in question is the Corporation’s issuance of shares of Class A Common Stock or Class C Common Stock, as the case may be, in payment or partial payment of a dividend on the Series A Mandatory Convertible Preferred Stock, in which case such Record Holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of (x) that same fraction and (y) the Average VWAP per share of Class A Common Stock or Class C Common Stock, as the case may be, over the five consecutive Trading Day period ending on, and including, the second Trading Day immediately preceding the applicable Dividend Payment Date. The sale described in the immediately preceding sentence shall occur as soon as practicable following the distribution date for such securities. In the event that such sale of the aggregate fractional shares of the securities that otherwise would have been issued is completed and a fraction of a share of such security still remains (the “Remaining Fractional Share”), the Depositary shall immediately notify the Corporation in writing of the Remaining Fractional Share, which notice may be delivered via electronic mail to the address set forth in Section 7.04. Upon receipt of such notice, the Board of Directors shall determine the cash equivalent of the

Remaining Fractional Share (the “Remaining Fractional Share Amount”), which Remaining Fractional Share Amount shall be equal to the Remaining Fractional Share, multiplied by the Closing Sale Price of such securities on the Trading Day immediately preceding the date of the distribution of such securities. The determination of the Remaining Fractional Share Amount by the Board of Directors shall be binding on the parties hereto and on the Record Holders. The Corporation shall promptly transfer funds for the Remaining Fractional Share Amount to an account selected by Computershare, and Computershare shall add the Remaining Fractional Share Amount to the net proceeds from the sale described above for distribution to the Record Holders otherwise entitled to receive the fractional shares of the securities.

The Person or Persons entitled to receive any shares of Class A Common Stock or Class C Common Stock, as the case may be, issuable upon any conversion of the Series A Mandatory Convertible Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Class A Common Stock or Class C Common Stock, as the case may be, as of the close of business on the relevant Conversion Date.

Section 4.03. Subscription Rights, Options or Privileges. If the Corporation shall at any time offer or cause to be offered to the Persons in whose names the Series A Mandatory Convertible Preferred Stock is recorded on the books of the Corporation any rights, options or privileges to subscribe for or to purchase any securities or any rights, options or privileges of any other nature, the terms of such rights, options or privileges shall in each such instance be communicated promptly to the Depositary and thereafter such rights, options or privileges shall be made available by the Depositary to the Record Holders of Receipts in such manner as the Corporation shall instruct either by the issue to such Record Holders of warrants representing such rights, options or privileges or by such other method approved by the Corporation; provided, however, that (a) if at the time of issuance or offer of any such rights, options or privileges, the Depositary determines that it is not lawful or (after consultation with the Corporation) not feasible to make such rights, options or privileges available to Record Holders of Receipts by the issue of warrants or otherwise or (b) if Record Holders of Receipts do not desire to exercise such rights, options or privileges and so instruct the Depositary, then the Depositary, at the written direction and instruction of the Corporation, may, if applicable laws or the terms of such rights, options or privileges permit such transfer, sell such rights, options or privileges at public or private sale, at such place or places and upon such terms as the Corporation may deem proper. The net proceeds of any such sale shall, subject to Sections 3.01 and 3.02, be distributed by Computershare to the Record Holders of Receipts entitled thereto as provided by Section 4.01 in the case of a distribution received in cash.

The Corporation shall notify the Depositary whether registration under the Securities Act of the securities to which any rights, options or privileges relate is required in order for Record Holders of Receipts to be offered or sold the securities to which such rights, options or privileges relate, and the Corporation agrees with the Depositary that it will file promptly a registration statement pursuant to the Securities Act with respect to such rights, options or privileges and securities and use its commercially reasonable efforts and take all steps available to it to cause such registration statement to become effective sufficiently in advance of the expiration of such rights, options or privileges to enable such Record Holders to exercise such rights, options or privileges in compliance with the Securities Act. In no event shall the Depositary make available to the Record Holders of Receipts any right, option or privilege to subscribe for or to purchase any securities unless and until such registration statement shall have become effective, or the Corporation shall have provided to the Depositary an opinion of counsel to the effect that the offering and sale of such securities to the Record Holders are exempt from registration under the provisions of the Securities Act.

The Corporation shall notify the Depositary whether any other action under the laws of any jurisdiction or any governmental or administrative authorization, consent or permit is required in order for such rights, options or privileges to be made available to Record Holders of Receipts, and the Corporation agrees with the Depositary that the Corporation shall use its reasonable best efforts to take such action or obtain such authorization, consent or permit sufficiently in advance of the expiration of such rights, options or privileges to enable such Record Holders to exercise such rights, options or privileges.

Section 4.04. Notice of Dividends, etc.; Fixing Record Date for Record Holders of Receipts. Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or if rights, options or privileges shall at any time be offered, with respect to the Series A Mandatory Convertible Preferred Stock, or whenever the Depositary shall receive notice of any meeting at which holders of the Series A Mandatory Convertible Preferred Stock are entitled to vote or of which holders of the Series A Mandatory Convertible Preferred Stock are entitled to notice, or whenever the Depositary and the Corporation shall decide it is appropriate, the Depositary shall in each such instance fix a record date (which shall be the same date as the record date fixed by the Corporation with respect to or otherwise in accordance with the terms of the Series A Mandatory Convertible Preferred Stock) for the determination of the Record Holders of Receipts who shall be entitled to receive such dividend, distribution, rights, options or privileges or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, or who shall be entitled to notice of such meeting or for any other appropriate reasons.

Section 4.05. Voting Rights. Subject to the provisions of the Certificate of Incorporation, upon receipt of notice of any meeting at which the holders of the Series A Mandatory Convertible Preferred Stock are entitled to vote, the Depositary shall, as soon as practicable thereafter, send to the Record Holders of Receipts, determined on the record date as set forth in Section 4.04, a notice prepared by the Corporation that shall contain (a) such information as is contained in such notice of meeting and (b) a statement that the Record Holders may, subject to any applicable restrictions, instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Series A Mandatory Convertible Preferred Stock represented by their respective Series A Depositary Shares (including an express indication that instructions may be given to the Depositary to give a discretionary proxy to a Person designated by the Corporation) and a brief statement as to the manner in which such instructions may be given. Each Record Holder of Receipts on the record date (which shall be the same date as the record date fixed by the Corporation with respect to or otherwise in accordance with the terms of the Series A

Mandatory Convertible Preferred Stock) may instruct the Depositary as to how to vote the amount of the Series A Mandatory Convertible Preferred Stock represented by such Record Holder’s Receipts in accordance with these instructions. Upon the written request of the Record Holders of Receipts on the relevant record date, the Depositary shall endeavor insofar as practicable to vote or cause to be voted, in accordance with the instructions set forth in such requests, the maximum number of whole shares of Series A Mandatory Convertible Preferred Stock represented by the Series A Depositary Shares evidenced by all Receipts as to which any particular voting instructions are received. The Corporation hereby agrees to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to vote such Series A Mandatory Convertible Preferred Stock or cause such Series A Mandatory Convertible Preferred Stock to be voted. In the absence of specific instructions from Record Holders of Receipts, the Depositary shall abstain from voting the Series A Mandatory Convertible Preferred Stock to the extent it does not receive such specific instructions from the Record Holders of Receipts.

Section 4.06. Changes Affecting Deposited Securities and Reclassifications, Recapitalizations, Etc. Upon any change in par or stated value, split-up, combination or any other reclassification of the Series A Mandatory Convertible Preferred Stock, subject to the provisions of the Certificate of Incorporation, or upon any recapitalization, reorganization, merger or consolidation affecting the Corporation or to which it is a party, the Corporation shall instruct the Depositary in writing to, and the Depositary upon receipt of such written instructions setting forth any of the following adjustments from the Corporation (which the Corporation shall provide), shall, (a) make such adjustments as are certified by the Corporation in the fraction of an interest represented by one Series A Depositary Share in one share of Series A Mandatory Convertible Preferred Stock as may be necessary fully to reflect the effects of such change in par or stated value, split-up, combination or other reclassification of the Series A Mandatory Convertible Preferred Stock, or of such recapitalization, reorganization, merger or consolidation and (b) treat any securities that shall be received by the Depositary in exchange for or, subject to the final sentence of this Section 4.06, upon conversion of or in respect of the Series A Mandatory Convertible Preferred Stock as new deposited securities so received in exchange for or upon conversion or in respect of such Series A Mandatory Convertible Preferred Stock. In any such case the Corporation may in its discretion direct the Depositary to execute and deliver additional Receipts or may call for the surrender of all outstanding Receipts to be exchanged for new Receipts specifically describing such new deposited securities. Anything to the contrary herein notwithstanding, Record Holders of Receipts shall have the right from and after the effective date of any such change in par or stated value, split-up, combination or other reclassification of the Series A Mandatory Convertible Preferred Stock or any such recapitalization, reorganization, merger or consolidation to surrender such Receipts to the Depositary with instructions to convert, exchange or surrender the Series A Mandatory Convertible Preferred Stock represented thereby only into or for, as the case may be, the kind and amount of shares and other securities and property and cash into which the Series A Mandatory Convertible Preferred Stock represented by such Receipts might have been converted or for which such Series A Mandatory Convertible Preferred Stock might have been exchanged or surrendered immediately prior to the effective date of such transaction. Notwithstanding the foregoing, the Class A Common Stock or Class C Common Stock, as the case may be, issuable upon conversion of, or in lieu of cash dividends on, the Series A Mandatory Convertible Preferred Stock shall not constitute new deposited securities hereunder and instead the provisions set forth in Section 4.02 shall apply.

Section 4.07. Delivery of Reports. The Depositary shall, at the sole expense of the Corporation, furnish to Record Holders of Receipts any reports and communications received from the Corporation that are received by the Depositary, as the holder of the Series A Mandatory Convertible Preferred Stock, and that the Corporation is required to furnish to the holders of the Series A Mandatory Convertible Preferred Stock.

Section 4.08. Lists of Receipt Record Holders. Reasonably promptly upon request from time to time by the Corporation, at the sole expense of the Corporation, the Depositary shall furnish to it a list, as of the most recent practicable date, of the names, addresses and holdings of Series A Depositary Shares of all registered Record Holders of Receipts.

Section 4.09. Corporation-owned Series A Depositary Shares Disregarded. In determining whether the Record Holders of the requisite number of Series A Depositary Shares have concurred in any vote (including, without limitation, in respect of any direction, consent, request, amendment, alteration or supplement) referred to in this Agreement, Series A Depositary Shares that are owned by the Corporation, by any Subsidiary thereof or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Corporation or any Subsidiary thereof shall be disregarded and deemed not to be outstanding for the purpose of any such determination.

ARTICLE 5

THE DEPOSITARY, THE DEPOSITARY’S AGENTS, THE REGISTRAR AND THE CORPORATION

Section 5.01. Maintenance of Offices, Agencies and Transfer Books by the Depositary; Registrar; Depositary’s Agents. Upon execution of this Agreement, the Depositary shall maintain at the Depositary’s Office, facilities for the execution and delivery, transfer, surrender and exchange, split-up and combination of Receipts and deposit and withdrawal of the Series A Mandatory Convertible Preferred Stock, and at the offices of the Depositary’s Agents, if any, facilities for the delivery, transfer, surrender and exchange of Receipts and deposit and withdrawal of the Series A Mandatory Convertible Preferred Stock, all in accordance with the provisions of this Agreement.

The Registrar shall keep books at the Depositary’s Office for the registration and transfer of Receipts. Upon direction by the Corporation and with reasonable notice to the Registrar, the Registrar shall open its books for inspection by the Record Holders of Receipts as directed by the Corporation; provided that any Record Holder shall be granted such right by the Corporation only after certifying that such inspection shall be for a proper purpose reasonably related to such Person’s interest as an owner of Series A Depositary Shares evidenced by the Receipts.

The Corporation may cause the Registrar to close such books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties hereunder.

The Depositary may, with the approval of the Corporation, appoint a Registrar for registration of the Receipts or the Series A Depositary Shares evidenced thereby. If the Receipts or the Series A Depositary Shares evidenced thereby or the Series A Mandatory Convertible Preferred Stock represented by such Series A Depositary Shares shall be listed on one or more national securities exchanges, the Depositary shall appoint a registrar (acceptable to the Corporation) for registration of the Receipts or Series A Depositary Shares in accordance with any requirements of such exchange. Such registrar (which may be the Registrar if so permitted by the requirements of any such exchange) may be removed and a substitute registrar may be appointed by the Depositary upon the request or with the approval of the Corporation. If the Receipts, Series A Depositary Shares or Series A Mandatory Convertible Preferred Stock are listed on one or more other securities exchanges, the Registrar shall, at the expense and request of the Corporation, arrange such facilities for the delivery, transfer, surrender and exchange of the Receipts, Series A Depositary Shares or Series A Mandatory Convertible Preferred Stock as may be required by law or applicable securities exchange regulation.

The Depositary may from time to time appoint one or more Depositary’s Agents to act in any respect for the Depositary for the purposes of this Agreement and may from time to time appoint additional Depositary’s Agents and vary or terminate the appointment of such Depositary’s Agents; provided that the Depositary shall notify the Corporation of any such appointment or variation or termination of such appointment.

Section 5.02. Prevention of or Delay in Performance by the Depositary, the Depositary’s Agents, the Registrar or the Transfer Agent. None of the Depositary, any Depositary’s Agent, any Registrar and any Transfer Agent shall incur any liability to the Corporation or to any Record Holder of a Receipt if by reason of any provision of any present or future law, or regulation thereunder, of the United States of America or of any other governmental authority or by reason of any provision, present or future, of the Certificate of Incorporation or by reason of any act of God, pandemics, epidemics, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, civil unrest, war or other circumstance beyond the control of the relevant party, the Depositary, any such Depositary’s Agent, any such Registrar or any such Transfer Agent shall be prevented, delayed or forbidden from, or subjected to any penalty on account of, doing or performing any act or thing which the terms of this Agreement provide shall be done or performed. Nor shall the Depositary, any Depositary’s Agent, any Registrar nor any Transfer Agent incur liability to the Corporation or to any Record Holder of a Receipt by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which the terms of this Agreement shall provide shall or may be done or performed.

Section 5.03. Obligations of the Depositary, the Depositary’s Agents, the Registrar and the Transfer Agent. None of the Depositary, any Depositary’s Agent, any Registrar and any Transfer Agent assumes any obligation or shall be subject to any liability under this Agreement to Record Holders of Receipts, the Corporation or any other Person or entity other than for its gross negligence, willful misconduct or bad faith (which gross negligence, willful misconduct or bad faith must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). Notwithstanding anything contained herein to the contrary, the aggregate liability of the Depositary, any Depositary’s Agent, any Transfer Agent or any Registrar during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Corporation to the Depositary as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event for which recovery is being sought. Notwithstanding anything to the contrary herein, none of the Depositary, any Depositary’s Agent, any Registrar and any Transfer Agent shall be liable for any incidental, indirect, special, punitive or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by breach of any provision of this Agreement even if apprised of the possibility of such damages. For the avoidance of doubt, the limitations of liability set forth in this Section 5.03 shall not apply to any obligations and liabilities of the Corporation under this Agreement to Record Holders of Receipts.

The Depositary, any Depositary’s Agent, any Transfer Agent and any Registrar hereunder may consult legal counsel satisfactory to it, and the advice or opinion of such legal counsel shall be full and complete authorization and protection in respect of, and it shall not be liable and shall be indemnified by the Corporation for, any actions taken, suffered or omitted to be taken by such party hereunder in accordance with the advice or opinion of such legal counsel.

None of the Depositary, any Depositary’s Agent, any Registrar and any Transfer Agent shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of the Series A Mandatory Convertible Preferred Stock, the Series A Depositary Shares or the Receipts, which, in its reasonable opinion, may involve it in expense or liability, unless indemnity reasonably satisfactory to it against all expense and liability be furnished as often as may be reasonably required.

None of the Depositary, any Depositary’s Agent, any Registrar and any Transfer Agent shall be liable for any action or any failure to act by it in reliance upon the advice of legal counsel or accountants, or information from any Person presenting Series A Mandatory Convertible Preferred Stock for deposit, any Record Holder of a Receipt or any other Person believed by it in the absence of bad faith to be competent to give such information. Each of the Depositary, any Depositary’s Agent, any Registrar and any Transfer Agent may rely, and shall each be protected in acting or omitting to act, upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

The Depositary shall not be responsible for any failure to carry out any instruction to vote any of the shares of Series A Mandatory Convertible Preferred Stock or for the manner or effect of any such vote made, as long as any such action or non-action is not taken in bad faith or due to the willful misconduct or gross negligence of the Depositary (which bad faith, willful misconduct or gross negligence must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). The Depositary undertakes, and any Registrar or Transfer Agent shall be required to undertake, to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Depositary or any Registrar or Transfer Agent.

The Depositary, its parent, affiliates and Subsidiaries, any Depositary’s Agent and any Registrar or Transfer Agent may own, buy, sell and deal in any class of securities of the Corporation and its affiliates and in Receipts or Series A Depositary Shares or have a pecuniary interest in any transaction in which the Corporation or its affiliates may be interested or contract with or lend money to any such Person or otherwise act as fully or as freely as if it were not the Depositary, the Depositary’s parent, affiliate or Subsidiary, the Depositary’s Agent, the Registrar or the Transfer Agent hereunder. The Depositary may also act as trustee, transfer agent or registrar of any of the securities of the Corporation and its affiliates.

It is intended that none of the Depositary, its agents and any Registrar, acting as a Depositary’s Agent or Registrar, as the case may be, shall be deemed to be an “issuer” of the securities under federal securities laws or applicable state securities laws, it being expressly understood and agreed that the Depositary, any Depositary’s Agent and the Registrar are acting only in a ministerial capacity as Depositary or Registrar for the Series A Mandatory Convertible Preferred Stock.

The Corporation agrees that it has previously registered or will register the offer and sale of the Series A Mandatory Convertible Preferred Stock and the Series A Depositary Shares in accordance with all applicable securities laws.

None of the Depositary, its officers, directors, employees or agents and the Registrar makes any representation or has any responsibility (i) as to the validity of (a) the registration statement pursuant to which the offer and sale of the Series A Depositary Shares and Series A Mandatory Convertible Preferred Stock are registered under the Securities Act, (b) the Certificate of Incorporation, (c) the Series A Mandatory Convertible Preferred Stock, (d) the Series A Depositary Shares, (e) the Receipts (except for its counter-signatures thereon) or (f) any instruments referred to in any of the foregoing or (ii) as to the correctness of any statement made in any of the foregoing.

The Depositary assumes no responsibility for the correctness of the description that appears in the Receipts. Notwithstanding any other provision herein or in the Receipts, the Depositary makes no warranties or representations as to the validity or genuineness of any Series A Mandatory Convertible Preferred Stock at any time deposited with the Depositary hereunder or of the Series A Depositary Shares, as to the validity or sufficiency of this Agreement, as to the value of the Series A Depositary Shares or as to any right, title or interest of the Record Holders of Receipts in and to the Series A Depositary Shares. The Depositary shall not be accountable for the use or application by the Corporation of the Series A Depositary Shares or the Receipts or the proceeds thereof.

The Depositary shall not have any liability for interest on any monies at any time received by it pursuant to any of the provisions of this Agreement or of the Receipts, the Series A Depositary Shares or the Series A Mandatory Convertible Preferred Stock, nor shall it be obligated to segregate such monies from other monies held by it, except as required by applicable law. The Depositary shall not be responsible for advancing funds on behalf of the Corporation and shall have no duty or obligation to make any payments if it has not timely received sufficient funds to make timely payments.

In the event the Depositary, the Depositary’s Agent or any Registrar or Transfer Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Depositary, the Depositary’s Agent or any Registrar or Transfer Agent hereunder, or in the administration of any of the provisions of this Agreement, the Depositary shall deem it necessary or desirable that a matter be proved or established prior to taking, omitting or suffering to take any action hereunder, the Depositary may, in its sole discretion upon written notice to the Corporation, refrain from taking any action and shall be fully protected and shall not be liable in any way to the Corporation, any Record Holders of Receipts or any other Person or entity for refraining from taking such action, unless the Depositary receives written instructions or a certificate signed by the Corporation that eliminates such ambiguity or uncertainty to the reasonable satisfaction of the Depositary, Depositary’s Agent, Registrar or Transfer Agent or that proves or establishes the applicable matter to the reasonable satisfaction of the Depositary, Depositary’s Agent, Registrar or Transfer Agent.

The Depositary undertakes not to issue any Receipt other than to evidence the Series A Depositary Shares that have been delivered to, and are then on deposit with, the Depositary. The Depositary also undertakes not to sell, except as provided herein, pledge or lend Series A Depositary Shares or shares of Series A Mandatory Convertible Preferred Stock held by it as Depositary.

Whenever in the performance of its duties under this Agreement, the Depositary, any Transfer Agent or any Registrar shall deem it necessary or desirable that any fact or matter be proved or established by the Corporation prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively provided and established by a certificate signed by the Corporation and delivered to the Depositary, such Transfer Agent or such Registrar; and such certificate shall be full and complete authorization and protection to the Depositary, such Transfer Agent or such Registrar and the Depositary, such Transfer Agent or such Registrar shall incur no liability for or in respect of any action taken, suffered or omitted by it under the provisions of this Agreement in reliance upon such certificate.

The Depositary may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

The Depositary, any Transfer Agent, or any Registrar may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Depositary shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Corporation, to the holders of the Receipts or any other Person resulting from any such act, omission, default, neglect or misconduct, absent gross negligence, willful misconduct or bad faith in the selection and continued employment thereof (which gross negligence, willful misconduct or bad faith must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction).

The obligations of the Corporation and the rights and benefits of the Depositary set forth in this Section 5.03 shall survive the termination or expiration of this Agreement and any replacement, removal, resignation or succession of any Depositary, Registrar, Transfer Agent or Depositary’s Agent.

Section 5.04. Resignation and Removal of the Depositary; Appointment of Successor Depositary. The Depositary may at any time resign as Depositary hereunder by delivering notice of its election to do so to the Corporation, such resignation to take effect 60 days after receipt of written notice by the Corporation.

The Depositary may at any time be removed by the Corporation by notice of such removal delivered to the Depositary, such removal to take effect upon the earlier of (x) 60 days after receipt of written notice by the Depositary and (y) the appointment of a successor Depositary hereunder and its acceptance of such appointment as hereinafter provided.

In the event the transfer agency relationship in effect between the Corporation and the Depositary terminates, the Depositary shall be deemed to have resigned automatically under this Section 5.04.

In case at any time the Depositary acting hereunder shall resign or be removed, the Corporation shall, within 60 days after the delivery of the notice of resignation or removal, as the case may be, appoint a successor Depositary, which shall be a bank or trust company that (a) is not an affiliate of the Corporation, (b) has its principal office in the United States of America and (c) has a combined capital and surplus, along with its affiliates, of at least $50,000,000. If no successor Depositary shall have been so appointed and have accepted appointment within 60 days after delivery of such notice or removal, the resigning or removed Depositary may, at the Corporation’s expense, petition any court of competent jurisdiction for the appointment of a successor Depositary. Every successor Depositary shall execute and deliver to its predecessor and to the Corporation an instrument in writing accepting its appointment hereunder, and thereupon such successor Depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor and for all purposes shall be the Depositary under this Agreement, and such predecessor, upon payment of all sums due it and on the written request of the Corporation, shall promptly execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all right, title and interest in the Series A Mandatory Convertible Preferred Stock and any moneys, securities or other property held hereunder to such successor, and shall deliver to such successor Depositary a list of the Record Holders of all outstanding Receipts and such records, books and other information in its possession relating thereto; provided that, such predecessor Depositary shall not be required to make any additional expenditure (without prompt reimbursement by the Corporation) or assume any additional liability in connection with the foregoing. Any successor Depositary shall promptly send notice of its appointment to the Record Holders of Receipts.

Any entity into or with which the Depositary may be merged, consolidated or converted, or any successor Person to which all or a substantial part of the assets of the Depositary may be transferred or which succeeds to the shareholder services business of the Depositary shall be the successor of the Depositary without the execution or filing of any document or any further act, and notice thereof shall not be required hereunder. Such successor Depositary may authenticate the Receipts in the name of the predecessor Depositary or its own name as successor Depositary.

The provisions of this Section 5.04 as they apply to the Depositary apply to the Registrar and Transfer Agent, as if specifically enumerated herein.

Section 5.05. Corporate Notices and Reports. The Corporation agrees that it shall deliver to the Depositary, and the Depositary shall, promptly after receipt thereof, transmit to the Record Holders of Receipts, in each case at the addresses recorded in the Depositary’s books, copies of all notices and reports (including, without limitation, financial statements) required by law, by the rules of Nasdaq or any other national securities exchange upon which the Series A Mandatory Convertible Preferred Stock, the Series A Depositary Shares or the Receipts are listed or by the Certificate of Incorporation, to be furnished to the Record Holders of Receipts. Such transmission will be at the Corporation’s expense and the Corporation will provide the Depositary with such number of copies of such documents as the Depositary may reasonably request. In addition, the Depositary shall transmit to the Record Holders of Receipts at the Corporation’s expense, including applicable fees, such other documents as may be requested by the Corporation.

Section 5.06. Indemnification by the Corporation. Subject to Section 5.03, the Corporation shall indemnify the Depositary, any Depositary’s Agent and any Registrar and any Transfer Agent (including each of their officers, directors, agents and employees) against, and hold each of them harmless from, any loss, damage, cost, penalty, liability or expense (including the reasonable costs and expenses of defending itself) which may arise out of acts performed, suffered or omitted to be taken in connection with this Agreement and the Receipts by the Depositary, any Registrar, any Transfer Agent or any of their respective agents (including any Depositary’s Agent) and any transactions or documents contemplated hereby, except for any liability arising out of gross negligence, willful misconduct or bad faith on the respective parts of any such Person or Persons (which gross negligence, willful misconduct or bad faith must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction).

From time to time, the Corporation may provide the Depositary with instructions concerning the services performed by the Depositary hereunder. In addition, at any time the Depositary may apply to any officer of the Corporation for instruction, and may consult with legal counsel for the Depositary or the Corporation with respect to any matter arising in connection with the services to be performed by the Depositary under this Agreement. The Depositary, any Depositary’s Agent, any Registrar, any Transfer Agent and their respective agents and subcontractors, as applicable, shall not be liable and shall be indemnified by the Corporation for any action taken, suffered or omitted by them in reliance upon any Corporation instructions or upon the advice or opinion of such counsel. The Depositary shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Corporation. The obligations of the Corporation set forth in this Section 5.06 shall survive the termination or expiration of this Agreement and any replacement, removal, resignation or succession of any Depositary, Registrar, Transfer Agent or Depositary’s Agent.

Section 5.07. Fees, Charges and Expenses. The Corporation agrees promptly to pay the Depositary the compensation to be agreed upon with the Corporation for all services rendered by the Depositary hereunder and to reimburse the Depositary, any Depositary’s Agent, any Transfer Agent and any Registrar for its reasonable and documented out-of-pocket expenses (including reasonable and documented counsel fees and expenses) incurred by the Depositary, such Depositary’s Agent, such Transfer Agent and such Registrar without gross negligence, willful misconduct or bad faith on its part (or on part of any agent) (which gross negligence, willful misconduct or bad faith must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction) in connection with the preparation, delivery, amendment, execution and administration of this Agreement and incident to the performance of their (or any of their agent’s) respective obligations hereunder. The Corporation shall pay all charges of the Depositary in connection with the initial deposit of the Series A Mandatory Convertible Preferred Stock and the initial issuance of the Series A Depositary Shares and any change of the Series A Mandatory Convertible Preferred Stock in accordance with Section 4.06. The Corporation shall pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Record Holders shall not be required to pay any transfer and other taxes and governmental charges relating to the Series A Mandatory Convertible Preferred Stock, the Receipts or the Series A Depositary Shares; provided that a Record Holder shall be required to pay any tax or duty that may be payable relating to any issuance or delivery of shares of Series A Mandatory Convertible Preferred Stock or Class A Common Stock or Class C Common Stock, as the case may be, or transfers or exchanges of Series A Depositary Shares or Receipts, in each case, in a name other than the name of such Record Holder. If, at the request of a Record Holder of Receipts, the Depositary incurs charges or expenses for which the Corporation is not otherwise liable hereunder, then such Record Holder shall be liable for such charges and expenses; provided, however, that the Depositary may, at its sole option, request that the Corporation direct a Record Holder of a Receipt to prepay the Depositary any charge or expense the Depositary has been asked to incur at the request of such Record Holder of Receipts. The Depositary shall not be liable for any failure to act or delay in acting for such Person’s failure to prepay any such charge or expense. The Depositary shall present its statement for charges and expenses to the Corporation at such intervals as the Corporation and the Depositary may agree.

Section 5.08. Tax Compliance. The Depositary, on its own behalf and on behalf of the Corporation, will comply with all applicable certification, information reporting and withholding (including “backup” withholding) requirements imposed by applicable tax laws, regulations or administrative practice with respect to (a) any payments made with respect to the Series A Depositary Shares and Series A Mandatory Convertible Preferred Stock or (b) the issuance, delivery, holding, transfer or exercise of rights under the Receipts or the Series A Depositary Shares. Such compliance shall include, without limitation, the preparation and timely filing of required returns and the timely payment of all amounts required to be withheld to the appropriate taxing authority or its designated agent. The Corporation will provide withholding and reporting instructions in writing to the Depositary from time to time as relevant, and upon reasonable request of the Depositary. The Depositary shall have no responsibilities with respect to tax withholding, reporting or payment except as specifically instructed by the Corporation or as required by applicable law.

The Depositary shall comply with any lawful direction received from the Corporation with respect to the application of such requirements to particular payments or holders or in other particular circumstances, and may for purposes of this Agreement rely on any such direction in accordance with the provisions of Section 5.03 hereof.

The Depositary shall maintain all appropriate records documenting compliance with such requirements in accordance with its retention policies, and shall make such records available on request to the Corporation or to its authorized representatives during the term of this Agreement.

ARTICLE 6

AMENDMENT AND TERMINATION

Section 6.01. Amendment Without Consent of Record Holders. Without the consent of the Record Holders of Receipts, the Receipts and any provisions of this Agreement may at any time and from time to time be amended, altered or supplemented by agreement between the Corporation and the Depositary for the following purposes:

(a) to cure any ambiguity, omission, inconsistency or mistake in this Agreement or the Receipts;

(b) to make any provision with respect to matters or questions relating to the Series A Depositary Shares that is not inconsistent with the provisions of this Agreement and that does not materially and adversely affect the rights, preferences, privileges or voting powers of any Record Holder of Receipts;

(c) to make any change reasonably necessary, in the Corporation’s reasonable determination, to reflect each Series A Depositary Share’s representation of 1/20th of a share of the Series A Mandatory Convertible Preferred Stock;

(d) to make any change reasonably necessary, in the Corporation’s reasonable determination, to comply with the procedures of the Depositary and that does not materially and adversely affect the rights, preferences, privileges or voting powers of any Record Holder of Receipts; or

(e) to make any other change that does not materially and adversely affect the rights, preferences, privileges or voting powers of any Record Holder of Receipts (other than any Record Holder that consents to such change).

In addition, without the consent of the Record Holders of Receipts, the Receipts and any provisions of this Agreement may at any time and from time to time be amended, altered, supplemented or repealed to conform such provisions to the description thereof in the prospectus for the Series A Depositary Shares dated October 26, 2026, as supplemented and/or amended by the “Description of Series A Depositary Shares” and the “Description of Series A Mandatory Convertible Preferred Stock” sections of the preliminary prospectus supplement dated October 26, 2026 for the Series A Mandatory Convertible Preferred Stock and the Series A Depositary Shares, as further supplemented and/or amended by the pricing term sheet dated October 26, 2026 related thereto. Every Record Holder of an outstanding Receipt at the time any such action takes effect shall be deemed, by continuing to hold such Receipt, to consent and agree to such action and to be bound by this Agreement.

As a condition precedent to the Depositary’s execution of any amendment pursuant to this Section 6.01 or Section 6.02, the Corporation shall deliver to the Depositary a certificate from a duly authorized officer of the Corporation that states that the proposed amendment is in compliance with the terms of this Section 6.01 or of Section 6.02, as applicable. No supplement or amendment to the form of Receipts or this Agreement shall be effective unless duly executed by the Depositary and the Corporation. Notwithstanding anything in this Agreement to the contrary, the Depositary may, but shall not be obligated to, enter into any supplement or amendment that adversely affects the Depositary’s own rights, duties, immunities or obligations under this Agreement.

Section 6.02. Amendment With Consent of Record Holders. With the consent of the Record Holders of at least a majority of the aggregate number of Receipts then outstanding (determined in accordance with Section 4.09), the Receipts and any provisions of this Agreement may at any time and from time to time be amended, altered or supplemented by agreement between the Corporation and the Depositary; provided, however, that, without the consent of each Record Holder of an outstanding Receipt affected, no such amendment, alteration or supplement shall:

(a) reduce the number of Receipts the Record Holders of which must consent to an amendment, alteration or supplement of the Receipts or this Agreement;

(b) reduce the amount payable or deliverable in respect of the Receipts or extend the stated time for such payment or delivery;

(c) impair the right, subject to the provisions of Section 2.07, Section 2.08 and Article 3, of any owner of Series A Depositary Shares to surrender any Receipt evidencing such Series A Depositary Shares to the Depositary with instructions to deliver to the Record Holder the Series A Mandatory Convertible Preferred Stock and all money and/or other property represented thereby;

(d) change the currency in which payments in respect of the Series A Depositary Shares or any Receipt evidencing such Series A Depositary Shares is made;

(e) impair the right of any Record Holder of Receipts to receive payments or deliveries on such Record Holder’s Receipts on or after the due dates therefor or to institute suit for the enforcement of any such payment or delivery;

(f) make any change that materially and adversely affects the conversion rights of any Record Holder of Receipts; or

(g) make any change that materially and adversely affects the voting rights of any Record Holder of Receipts.

Section 6.03. Termination. This Agreement may be terminated by the Corporation or the Depositary only if (a) all outstanding Series A Depositary Shares issued hereunder have been cancelled, upon conversion of the Series A Mandatory Convertible Preferred Stock into Class A Common Stock or Class C Common Stock, as the case may be, in accordance with the Certificate of Incorporation or otherwise, or (b) there shall have been made a final distribution in respect of the Series A Mandatory Convertible Preferred Stock in connection with any liquidation, dissolution or winding up of the Corporation and such distribution shall have been distributed to the Record Holders of Receipts representing Series A Depositary Shares pursuant to Section 4.01 or 4.02, as applicable.

Upon the termination of this Agreement, the Corporation shall be discharged from all obligations under this Agreement except for its obligations to the Depositary, any Depositary’s Agent, any Transfer Agent and any Registrar under Sections 5.03, 5.06 and 5.07, provided, further, that Sections 5.02, 5.03, 5.06 and 5.07 shall survive the termination or expiration of this Agreement.

ARTICLE 7

MISCELLANEOUS

Section 7.01. Counterparts. This Agreement may be executed in any number of counterparts, and by each of the parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

Section 7.02. Record Holders of Receipts Are Parties; Exclusive Benefit of Parties. The Record Holders of Receipts from time to time shall be parties to this Agreement and shall be bound by all of the terms and conditions hereof and of the Receipts. This Agreement is for the exclusive benefit of the parties hereto, and their respective assigns and successors hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other entity or Person whatsoever.

Section 7.03. Invalidity of Provisions. In case any one or more of the provisions contained in this Agreement or in the Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby; provided, however, that if any such provision adversely affects the rights, duties, liabilities or obligations of the Depositary, the Depositary shall be entitled to resign immediately.

Section 7.04. Notices. Any and all notices to be given to the Corporation hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, or by facsimile transmission or electronic mail, confirmed by letter, addressed to the Corporation at:

Meta Platforms, Inc.

1 Meta Way

Menlo Park, CA 94025

Attention: Katherine R. Kelly and Todd Heysse

Email: [********************]

With a copy to (which alone shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Michael Kaplan, Mark M. Mendez and Hillary A. Coleman

Email: michael.kaplan@davispolk.com; mark.mendez@davispolk.com; hillary.coleman@davispolk.com or at any other addresses of which the Corporation shall have notified the Depositary in writing.

Any and all notices to be given to the Depositary hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, overnight courier service, or, if sent by facsimile transmission confirmed by letter, addressed to the Depositary at the Depositary’s Office at:

Computershare Inc.

Computershare Trust Company, N.A.

150 Royall Street, 2nd Floor

Canton, MA 02021

Attention: Client Services

or at any other address of which the Depositary shall have notified the Corporation in writing.

Subject to the immediately succeeding sentence, the Depositary shall give any and all notices directed to be given by the Corporation to any Record Holder of a Receipt in writing, and such notices shall be deemed to have been duly given if personally delivered or sent by mail or facsimile transmission or confirmed by letter, addressed to such Record Holder at the address of such Record Holder as it appears on the books of the Depositary. Notwithstanding the foregoing, if Series A Depositary Shares are issued in book-entry form through DTC or any similar facility, such notices may be given to Record Holders in any manner permitted by DTC or such facility, as the case may be.

Delivery of a notice sent by mail or by facsimile transmission shall be deemed to be effected at the time when a duly addressed letter containing the same (or a confirmation thereof in the case of a facsimile transmission) is deposited, postage prepaid, in a post office letter box. However, the Depositary or the Corporation may act upon any facsimile transmission received by it from the other, notwithstanding that such facsimile transmission shall not subsequently be confirmed by letter or as aforesaid.

Section 7.05. Appointment of Registrar and Transfer Agent. Unless otherwise set forth on a certificate duly executed by an authorized officer of the Corporation, the Corporation hereby appoints Computershare Trust Company, N.A. as Registrar and Transfer Agent in respect of the Series A Mandatory Convertible Preferred Stock deposited with the Depositary hereunder and appoints Computershare Inc. as the disbursing agent, and Computershare Trust Company, N.A. and Computershare Inc. hereby accepts such appointments. With respect to the appointments of the Trust Company as Registrar and Transfer Agent and Computershare as disbursing agent in respect of the Receipts, the Trust Company and Computershare, in its respective capacities under such appointments, shall be entitled to the same rights, indemnities, immunities and benefits as the Depositary hereunder as if explicitly named in each such provisions.

Section 7.06. Governing Law. This Agreement and the Receipts and all rights hereunder and thereunder and provisions hereof and thereof, including without limitation any claim, controversy or dispute arising under or related to this Agreement or the Receipts, shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any provision of law or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

Section 7.07. Inspection of Deposit Agreement and Certificate. Copies of this Agreement and the Certificate of Incorporation shall be filed with the Depositary and any of the Depositary’s Agents and shall be open to inspection upon reasonable notice during business hours at the Depositary’s Office by any Record Holder of any Receipt.

Section 7.08. Headings. The headings of articles and sections in this Agreement and in the form of the Receipt set forth in Exhibit A hereto have been inserted for convenience only and are not to be regarded as a part of this Agreement or the Receipts or to have any bearing upon the meaning or interpretation of any provision contained herein or in the Receipts.

Section 7.09. Further Assurances. Each of the Corporation and the Depositary, respectively, agrees that it will perform, acknowledge, and deliver or cause to be performed, acknowledged or delivered, all such further and other acts, documents, instruments and assurances as the Depositary or the Corporation, respectively, may reasonably require in connection with the performance of this Agreement.

Section 7.10. Confidentiality. The Depositary and the Corporation agree that all books, records, information and data pertaining to the business of the other party, including, inter alia, personal, non-public Record Holder information, and the fees for services to be performed hereunder, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement, shall remain confidential, and shall not be voluntarily disclosed to any other Person, except as may be required by law or legal process. Notwithstanding anything contained herein, each party may disclose relevant aspects of the other party’s confidential information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law.

Section 7.11. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. Notwithstanding anything to the contrary contained in this Agreement, in the event of inconsistency between any provision in this Agreement and any provision in a Receipt, as it may from time to time be amended, this Agreement shall prevail.

[Signatures on following page]

IN WITNESS WHEREOF, the Corporation and the Depositary have duly executed this Agreement as of the day and year first above set forth.

META PLATFORMS, INC.

By:	/s/ Katherine R. Kelly
Name: Katherine R. Kelly
Title: Vice President and Corporate Secretary

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, N.A., as Depositary

By:	/s/ Dennis V. Moccia
Name: Dennis V. Moccia
Title: Senior Manager, Contract Operations

[Deposit Agreement Signature Page]

EXHIBIT A

[FORM OF FACE OF RECEIPT]

THE SERIES A DEPOSITARY SHARES REPRESENTED BY THIS RECEIPT ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

[UNLESS THIS RECEIPT IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO COMPUTERSHARE TRUST COMPANY, N.A. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY RECEIPT ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREUNDER IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[1]	Insert for a DTC Receipt.

Number DR-___	[Initially][2] __________ Series A Depositary Shares
(CUSIP: 30303M 201)

DEPOSITARY RECEIPT FOR SERIES A DEPOSITARY SHARES,

EACH REPRESENTING ONE ONE-TWENTIETH OF ONE SHARE OF

6.50% SERIES A MANDATORY CONVERTIBLE PREFERRED STOCK, OF

META PLATFORMS, INC.

Incorporated under the laws of the State of Delaware

(See reverse for certain definitions.)

COMPUTERSHARE INC., a Delaware corporation, and its affiliate, COMPUTERSHARE TRUST COMPANY, N.A., a federally chartered trust company, jointly as depositary (the “Depositary”), hereby certifies that ____________3 is the registered owner of [________ (________)]4 [the number shown on Schedule I hereto of]5 DEPOSITARY SHARES (“Series A Depositary Shares”), each Series A Depositary Share representing a one one-twentieth interest in one share of the 6.50% Series A Mandatory Convertible Preferred Stock, par value $0.000006 per share (the “Series A Mandatory Convertible Preferred Stock”), of META PLATFORMS, INC., a Delaware corporation (the “Corporation”), on deposit with the Depositary, subject to the terms and entitled to the benefits of the Deposit Agreement dated as of October 29, 2026 (the “Deposit Agreement”), among the Corporation, the Depositary and the Record Holders from time to time of the Depositary Receipts. The rights, preferences, privileges and voting powers of the Series A Mandatory Convertible Preferred Stock are set forth in Certificates of Designations filed with the Secretary of State of the State of Delaware. The aggregate number of Series A Depositary Shares evidenced by Receipts that may be executed and delivered under the Deposit Agreement is initially limited to 250,000,000 (as increased by an amount equal to the aggregate number of any additional Series A Depositary Shares purchased by the Underwriters pursuant to the exercise of their over-allotment option as set forth in the Underwriting Agreement).

This Receipt and all rights hereunder and provisions hereof, including without limitation any claim, controversy or dispute arising under or related to this Receipt, shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any provision of law or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

In the case of any conflict between this Receipt and the Deposit Agreement, the provisions of the Deposit Agreement shall control and govern.

[2]	Insert for a DTC Receipt.
[3]	Insert “CEDE & CO.” for a DTC Receipt.
[4]	Insert for Physical Receipt.
[5]	Insert for DTC Receipt.

This Depositary Receipt is issuable to ____________6 as the registered owner of the Series A Depositary Shares represented hereby. By accepting this Depositary Receipt, the Record Holder hereof becomes a party to and agrees to be bound by all the terms and conditions of the Deposit Agreement.

This Depositary Receipt shall not be valid or obligatory for any purpose or entitled to any benefits under the Deposit Agreement unless it shall have been executed by the Depositary by the manual, electronic or facsimile signature of a duly authorized officer and, if a Registrar in respect of the Depositary Receipts (other than the Depositary) shall have been appointed, by the manual, electronic or facsimile signature of a duly authorized officer of such Registrar.

[Signatures on following page]

[6]	Insert “CEDE & CO.” for a DTC Receipt.

IN WITNESS WHEREOF, the Depositary, Transfer Agent and Registrar have duly executed this Depositary Receipt as of the day and year set below.

Dated:	Computershare Inc. and Computershare Trust Company, N.A., as Depositary

By:
Authorized Signatory

Countersigned and Registered: Computershare Trust Company, N.A., as Transfer Agent and Registrar

By:
Authorized Signatory

[FORM OF REVERSE OF RECEIPT]

META PLATFORMS, INC.

UPON REQUEST, META PLATFORMS, INC. (THE “CORPORATION”) WILL FURNISH WITHOUT CHARGE TO EACH HOLDER OF A DEPOSITARY RECEIPT WHO SO REQUESTS A COPY OF THE DEPOSIT AGREEMENT AND/OR A COPY OF THE CORPORATION’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED (INCLUDING THE CERTIFICATES OF DESIGNATIONS ESTABLISHING THE TERMS OF THE CORPORATION’S 6.50% SERIES A MANDATORY CONVERTIBLE PREFERRED STOCK). ANY SUCH REQUEST IS TO BE ADDRESSED TO THE DEPOSITARY NAMED ON THE FACE OF THIS RECEIPT.

The Corporation will furnish without charge to each Record Holder of a Receipt who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Corporation, and the qualifications, limitations or restrictions of such preferences or rights. Such request may be made to the Corporation or to the Registrar.

KEEP THIS RECEIPT IN A SAFE PLACE. IF IT IS LOST, STOLEN OR DESTROYED THE CORPORATION WILL REQUIRE A BOND OF INDEMNITY AS A CONDITION TO THE ISSUANCE OF A REPLACEMENT RECEIPT.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Receipt, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM = as tenants in common

UNIF GIFT MIN ACT = Uniform Gifts to Minors Act

CUST = Custodian

TEN ENT = as tenants by the entireties

JT TEN = joint tenants with right of survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

Schedule I7

SCHEDULE OF EXCHANGES

Meta Platforms, Inc.

Series A Depositary Shares, Each Representing a 1/20th Interest in 6.50% Series A Mandatory Convertible Preferred Stock, par value $0.000006 per share

The number of Series A Depositary Shares initially represented by this DTC Receipt shall be [ ]. Thereafter the Transfer Agent and Registrar shall note changes in the number of Series A Depositary Shares evidenced by this DTC Receipt in the table set forth below:

Date of Exchange	Amount of Decrease in Number of Series A Depositary Shares Evidenced by This DTC Receipt	Amount of Increase in Number of Series A Depositary Shares Evidenced by This DTC Receipt	Number of Series A Depositary Shares Represented by This DTC Receipt Following Decrease or Increase	Signature of Authorized Officer of Transfer Agent and Registrar

[7]	Attach Schedule I only to DTC Receipts.

[FORM OF ASSIGNMENT AND TRANSFER]

For value received, __________________ hereby sell(s), assign(s) and transfer(s) unto __________________________________________________ (Please insert social security or other identifying number of assignee, together with such assignee’s name and address, including zip code) ___________ Series A Depositary Shares represented by the within receipt, and hereby irrevocably constitute(s) and appoint(s) _________________ attorney to transfer the Series A Depositary Shares on the books of the within named Depositary, with full power of substitution in the premises.

Dated: ________________________

Signature(s)

Signature Guarantee

NOTICE:	THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE RECEIPT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

SIGNATURE(S) GUARANTEED:	THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS) WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM PURSUANT TO SECURITIES AND EXCHANGE COMMISSION RULE 17Ad-15.